AMENDMENT No, 4
TO
AGFA/PCA 2002 SALES CONTRACT
     THIS AMENDMENT, dated as of October 17, 2005 (the “Amendment”), by and among Portrait Corporation of America, Inc., a corporation organized and existing under the laws of the State of Delaware (“Portrait”); PCA International, Inc, a corporation formerly organized and existing under the laws of the State of North Carolina (“PCAI”); PCA LLC, a limited liability company organized and existing under the laws of Delaware (“PCA LLC” and, together with Portrait and PCAI, “PCA”); and AgfaPhoto USA Corporation, a company organized and existing under the laws of the State of Delaware (“AgfaPhoto USA”).
R E C I T A L S:

A	As of February 4, 2002, Agfa Corporation, a Delaware corporation (“Agfa Corporation”), and PCAI entered into the “AGFA/PCA 2002 Sales Contract” (the “2002 Sales Contract”).

B	As of April 5, 2002, Agfa Corporation and PCAI entered into “Amendment No. 1” to the 2002 Sales Contract (the “First Amendment”).

C	As of June 28, 2002, Agfa Corporation, PCAI and PCA LLC entered into “Amendment No. 2” to the 2002 Sales Contract (the “Second Amendment”).

D	As of June 15, 2005, AgfaPhoto USA and Portrait entered into a letter agreement (the “Letter Agreement”).

E	As of September 28, 2005, AgfaPhoto USA and PCA entered into “Amendment No. 3” to the 2002 Sales Contract (the “Third Amendment”).

F	As of the date hereof, PCA and AgfaPhoto USA wish to enter into this “Amendment No. 4” to the Sales Contract (the “Fourth Amendment” and, together with the 2002 Sales Contract, the First Amendment, the Second Amendment and the Letter Agreement, the “Sales Contract”), pursuant to which (1) PCA is placing an order for certain Agfa Products with AgfaPhoto USA for a total purchase price of Seven Hundred Ninety Seven Thousand Nine Hundred and Thirty Five US Dollars and Sixty Four US Cents,
($ 797,935,64)(the “Purchase Price”) on the terms and conditions of the Sales Contract, including the amendments thereto hereby provided (the “Order”), (2) PCA is agreeing that AgfaPhoto USA may delegate its obligations to ship said Agfa Products pursuant to the Order to AgfaPhoto GmbH, a German company (“Agfa GmbH”), (3) PCA agrees to make an advance on the Purchase Price of Five Hundred and Sixty-Four thousand Four Hundred and Three US Dollars and Fifty-Right Cents (US $ 564,403,58) (the “Advance”) in three installments in the amounts set forth herein (each, an “Installment”) to and for the benefit of AgfaPhoto USA with the understanding that AgfaPhoto USA is immediately assigning the right to receive each installment of the Advance to Agfa GmbH and AgfaPhoto USA hereby directs that PCA pay the Advance on its behalf to Agfa GmbH and (4) PCA

A&B Draft 9/28/05
agrees to pay the Purchase Price according to the terms herein, minus the Installments actually paid, to AgfaPhoto USA in accordance with the terms of the Sales Contract
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1 Definitions Unless otherwise defined herein, all capitalized terms herein shall have the meaning ascribed to them in the Sales Contract.
     2 Conflicts If there shall be a conflict or inconsistency between the Sales Contract and this Amendment, the terms of this Amendment shall be determinative and shall prevail
     3 Representations and Warranties PCA represents and warrants to AgfaPhoto USA that:
          (a) PCA has the full power, capacity and legal right to make the Advance to AgfaPhoto USA
     Each of the parties to this agreement represents and warrants to the other that:
     (a) Each parties has the full power, capacity and legal right to enter into this Agreement.
     (b) the execution and delivery of this Agreement, and the performance of its terms, does not and will not constitute a default under the terms of any material agreement, indenture or other instrument, license, judgment, decree, order, law, ordinance of other governmental rule or regulation applicable to such party or any of its property;
     (c) this Agreement has been duly executed and delivered by each party and constitutes a legal, valid and binding obligation of such party enforceable in accordance with its terms, subject only to bankruptcy and similar laws
     4 Order PCA herewith places an order for the goods described in Exhibit A (the “Agfa Products”) and agrees to make payment of the Purchase Price as set forth on Exhibit A on the terms and conditions set forth herein PCA acknowledges and agrees that AgfaPhoto USA may delegate its obligation to manufacture and deliver the Agfa Products to Agfa GmbH Except as set forth herein, the Purchase Price shall be payable by PCA to AgfaPhoto USA in accordance with the terms of the Sales Contract. The Agfa Products shall be delivered to PCA by Agfa GmbH from time to time in accordance with the schedule set forth in Exhibit A. Notwithstanding any provision of this Agreement or the Sales Contract to the contrary, in the event the Agfa Products are delivered to PCA prior to the delivery times indicated on Exhibit A, PCA shall not be required to pay any balance owed for such Agfa Products to AgfaPhoto USA until the delivery date indicated on Exhibit A for such Agfa Products

A&B Draft 9/28/05
     5 Advance; Installment Payments; Shipments.
     (a) Advance on the Purchase Price. PCA agrees to pay the Advance to Agfa GmbH on behalf of AgfaPhoto USA in three Installments as set forth in this Section 5. PCA agrees to pay the Purchase Price to AgfaPhoto USA in accordance with the terms of the Sales Contract, minus all Installments paid to Agfa GmbH, regardless of the Older numbers to which the installments relate
     (b) First Installment. PCA herewith acknowledges and agrees that, in respect of the Order No US-01342 (the “First Installment Products”), PCA shall, following execution of this Agreement and Verification as provided in (h) below, as a first Installment toward the Purchase Price, pay an amount of One Hundred and Seventy Thousand Three Hundred and Seventy U S Dollars ($ l70,370 00) to the order of Agfa GmbH (the “First Installment Payment”) Upon receipt by Agfa GmbH of the first Installment Payment, title to the goods of the orders comprising the First Installment Products shall transfer to PCA. Upon the completion of the First Installment Products, Agfa GmbH shall deliver the First Installment Products to PCA
     (c) Second Installment PCA herewith acknowledges and agrees that, in respect of Order Nos US-01489 and 0131l(the “Second Installment Products”), PCA shall, on or before October 21, 2005, as a second Installment toward the Purchase Price pay an amount of Two Hundred and Twenty-Four Thousand Three Hundred and Ninety One U.S. Dollars and Twenty-Three Cents ($224,191 23) to the order of Agfa GmbH (the “Second Installment Payment”), Upon receipt by Agfa GmbH of the Second Installment Payment, title to the goods of the orders comprising the Second Installment Products shall transfer to PCA. Upon the completion of the Second Installment Products, Agfa GmbH shall deliver the Second Installment Products to PCA
(d) Third Installment PCA herewith acknowledges and agrees that, in respect of Order Nos US-01489 and 01477 (the “Third Installment Products”). PCA shall, on or before November 4, 2005, as a third Installment toward the Purchase Price, pay the amount of One Hundred Sixty Nine Thousand Six Hundred Forty Two U.S. Dollars and Thirty Five Cents ($ 169,642 35) to the order of Agfa GmbH (the “Third Installment Payment”). Upon receipt by Agfa GmbH of the Third Installment Payment, title to the goods comprising the Third Installment Products shall transfer to PCA Upon receipt of the Third Installment Payment, Agfa GmbH shall deliver the Third Installment Products to PCA
     (e) Objection; Cure; Dispute If goods delivered by Agfa GmbH pursuant to the Order do not comply with the terms of the Sales Contract, PCA may deliver a written notice to AgfaPhoto USA, identifying the goods which do not so comply and describing in sufficient detail the relevant defects (the “Objection Notice”) Upon receipt of any Objection Notice, AgfaPhoto USA shall provide such Objection Notice to Agfa GmbH and, in its discretion, either cure the defects identified in the Objection Notice, replace the defective goods or obtain from Agfa GmbH a refund the relevant portion of the Advance, or, if AgfaPhoto USA disagrees with the existence or extent of such defect, deliver a written notice to PCA (the “Dispute Notice”) Upon the delivery of a Dispute Notice, PCA and AgfaPhoto USA shall in good faith negotiate a settlement of the dispute If no settlement shall be forthcoming within thirty (30) days of the delivery of the relevant goods, either PCA or AgfaPhoto USA may initiate legal proceedings in accordance with Section 9.3. Upon the resolution of the dispute, whether upon the mutual

A & B Draft 9/28/05
agreement of the parties or a final non-appealable judgment of a court with jurisdiction over the matter, the amounts (if any) shall be disbursed by Agfa GmbH in accordance with such settlement or judgment, or deemed a credit against any other orders or monies owing from PCA to AgfaPhoto USA
     (f) Delivery Dates; Partial Refund If a shipment shall not be made within five (5) days of the relevant shipment delivery date set forth in Exhibit A or such later date as shall be due to a delay caused by PCA or a force majeute, then the amount payable in respect of such shipment as set forth on Exhibit A shall be immediately refunded to PCA by Agfa GmbH, however, if such amount is not refunded by Agfa GmbH, such amount shall be deemed a credit against any other orders or monies owing from PCA to AgfaPhoto USA.
     (g) Approval by Receiver Agfa GmbH shall provide an acceptance of this Agreement by the Receiver in Bankruptcy for Agfa GmbH.
     (h) Verification PCA shall, from time to time, send its representative. Dave Withington, to Agfa GmbH to verify the existence of the undelivered Agfa Products. Upon each visit, Agfa GmbH will make available to PCA’s representative all relevant product and supporting documents
     (i) Pursuant to the Assignment and Delegation of Advance and Order entered into between AgfaPhoto USA and Agfa GmbH, AgfaPhoto USA has delegated its obligation to deliver the Agfa Products to PCA and assigned to Agfa GmbH its right to receive the Installments and has directed PCA to pay such Installments directly to Agfa GmbH Agfa GmbH joins in this Agreement pursuant to its execution of the Acceptance and Acknowledgement below, for the purpose of confirming to PCA its acceptance of this Agreement; its obligations to produce, deliver and supply the Agfa Products pursuant to the order and the Sales Contract and its agreement to perform all of its obligations to PCA as set forth in this Agreement
     6. Modifications The Sales Contract shall be amended as follows:
     (a) The provisions of Sections 6 (advertising allowance) and 7{a) (rolling forecast) shall not apply to the Order
     (b) The first sentence of Section 14(e) shall be amended to provide for the laws of the State of New York (rather than New Jersey) and the second sentence of Section 14(e) shall provide for the City of New York (rather than New Jersey)
     (c) Section 14(f) shall be revised to lead: “The prevailing party in any legal action based this Agreement shall be entitled to reimbursement for all costs and expenses incurred by or on behalf of it in connection with any dispute hereunder, including the fees and disbursements of its attorneys and other experts”
     7 Confidentiality To supplement the provisions of Section 11 of the 2002 Sales Contract, the parties agree that, unless otherwise required by applicable law (including, without limitation, the securities laws of the United States and rules and regulations thereunder; it being

A & B Draft 9/28/05
understood that PCA is a public filer under the United States securities laws), the terms and provisions of this Agreement shall be held in strict confidence. Without limiting the generality of the foregoing, no oral and written disclosure or announcement to the press or the public shall be made without the prior written approval of all of the parties hereto PCA may, however, make disclosures to its lenders pursuant to its loan agreements
     8 Confirmation Except as expressly set forth herein, the parties hereto confirm the terms and provisions of the Agreement. All sections of the Agreement regarding the interpretation of the Agreement shall also apply to the interpretation of this Amendment.
     9 Miscellaneous.
     9.1 No Waiver No failure on the part of AgfaPhoto USA, or its respective agents, to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by AgfaPhoto USA, or any of its respective agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law
     9.2 Governing Law This Agreement shall be governed by, and construed in accordance with the law of the State of New York, without reference to principles of conflicts of law
     9.3 Dispute Resolution All disputes arising out of this Agreement and the transactions contemplated thereby, including those concerning the validity, interpretation, performance and termination thereof, shall be settled exclusively in the courts located in New York City. The prevailing party shall be entitled to reimbursement of its costs and expenses of enforcing this Agreement, including, without limitation, its attorneys, and experts, fees and expenses.
     9.4 Notices Any notice or other communication under this Agreement shall be in writing and shall be given by certified mail, return receipt requested or by reputable overnight courier (e.g, UPS, FedEx or DHL) addressed to the following addresses (or at such other address for a party as such party shall from time to time specify by like notice):
If to PCA, to:
PCA LLC
815 Matthews-Mint Hill Road
Matthews, NC 28105
Attention: Barty Feld
If to AgfaPhoto USA, to:

A & B Draft 9/28/05
AgfaPhoto USA Corporation
100 Challenger Road
Ridgefield Park, NJ 07660-2190
Attention: Mr. Bing Liem
With a copy to:
Alston & Bird LLP
90 Park Avenue
New York, New York 10016
Attention: Paul H Silverman, Esq.
     9.5 Waivers The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the parties hereto
     9.6 Successors and Assigns This Agreement shall be binding upon and inurc to the benefit of the respective successors and assigns, except that PCA shall not assign its duties hereunder without the prior written consent of Agfa GmbH and AgfaPhoto USA
     9.7 Counter parts This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any party hereto may execute this Agreement by signing any such counterpart
     9.8 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or cnforceability of such provision in any other jurisdiction
     9.9 Entire Agreement This Agreement (including the documents and the instruments referred to herein and the schedule hereto) constitutes the entire agreement and supersedes all prior agreements and under standings, both written and oral, among the signatories hereto with respect to the subject matter hereof. The Sales Contract shall not be superseded by this Agreement
     9.10 Specific Performance Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that such parties shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.
     9.11 Headings. Headings of the Sections of this Agreement are for convenience of the signatories only and shall be given no substantive or interpretative effect whatsoever

A & B Draft 9/28/05
     9.12 Further Assurances The parties agree that, from time to time upon the written request of either party, the other party will execute and deliver such further documents and do such other acts and things as the other party may request in order fully to effect the purposes of this Agreement
[Signatures on next page]

A & B Draft 9/28/05
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written

Portrait Corporation of America, Inc.

By	/s/ James Robert Wren, Jr

Name: James Robert Wren, Jr
Title: Exec VP & Secretary

PCA LLC

By	/s/ James Robert Wren, Jr

Name: James Robert Wren, Jr
Title: Exec VP & Secretary

AgfaPhoto USA Corporation

By	/s/ Bing Liem

Name: Bing Liem
Title: President & CEO

Agreed and Accepted this 17 day of October, 2005

AgfaPhoto GmbH

By	/s/ [ILLEGIBLE]

Name: ILLEGIBLE
Title: ILLEGIBLE